Exhibit 99.1

                         [EIF HOLDING INC. LETTERHEAD]

PRESS RELEASE
For Immediate Release

                    EIF HOLDINGS COMPLETES ACQUISITION OF J L
                MANTA, RECHING $60 MILLION IN ANNUALIZED REVENUE

ANAHEIM, California- Thursday November 20, 1997, EIF Holdings [OTCBB:EIFH] announced that the Company has completed the acquisition of JL Manta, Inc. The acquisition boosts EIF's annualized revenue in the specialized maintenance industry to approximately $60 million. Financing for the $8.5 million transaction consisted of $6 million in subordinated debentures provided by Deere Park Capital and $2.5 million in seller notes. The subordinated debentures are convertible into the shares of the Company's preferred stock at a share price of $1.00 per share, once preferred shares have been approved by shareholder vote. Ultimately, the preferred shares will be convertible into common stock on a share for share basis.

Commenting on the acquisition, Frank Fradella, President and CEO of EIF Holdings, stated, "The acquisition of JL Manta solidifies our presence in the specialized maintenance industry, an industry characterized by a predominance of cost-plus contracts and significant repeat business. We believe this provides our investors with relative stability of revenues and earnings. JL Manta has a strong customer base, substantial backlog and 80 year history of successful performance. The acquisition is the next step in a transition process started earlier this year when we discontinued our fixed price commercial asbestos abatement operations and made substantial reductions in our overhead structure. Looking ahead, we intend to build shareholder value through additional acquisitions in this industry and managing the internal growh of our existing businesses.

EIF Holdings provides specialized maintenance services for clients in the industrial, low-level nuclear and environmental sectors. The company offers a full range of services to its clients located throughout the United States.


For further information, call:
Andrew White
(281) 537-9660

                        [EIF HOLDINGS, INC.. LETTERFOOT]
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